UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2022

Balanced Pharma, Incorporated

(Exact name of registrant as specified in its charter)

Commission File No. 024-11834

Delaware	85-2855195
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

18204 Mainsail Pointe Cornelius, NC	28031
(Address of principal executive offices)	(Zip Code)

(704) 278-7054
Registrant’s telephone number, including area code

Common Stock
(Title of each class of securities issued pursuant to Regulation A)

TABLE OF CONTENTS

BUSINESS	- 1 -

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	- 4 -

DIRECTORS, EXECUTIVE OFFICERS, AND SIGNIFICANT EMPLOYEES	- 6 -

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS	- 7 -

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS	- 8 -

FINANCIAL STATEMENTS FOR THE FISCAL YEARS ENDED DECEMBER 31, 2022 AND DECEMBER 31, 2021	- 8 -

In this annual report, the term “BPI,” ”Balanced Pharma,” “we,” “us,” “our,” or “the company” refers to Balanced Pharma, Incorporated.

THIS ANNUAL REPORT MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE ANNUAL REPORT, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

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Item 1. Business

Overview

Balanced Pharma, Incorporated is a Delaware corporation, incorporated on September 1, 2020. We are a pharmaceutical development and manufacturing attempting to make local anesthetic injections more comfortable and efficient for dentists, physicians, and their patients. We are headquartered in Cornelius, North Carolina, near Charlotte.

Our primary business focus since inception has been and continues to be the development of Libracaine Dental, which is a pH-balanced injectable local anesthetic drug for use in dental procedures, which we intend to manufacture and sell after completing product development and receiving regulatory approvals.

Recent History

Since our inception we have accomplished the following:

●	Completed early corporate organizational activities.
●	Assembled a management team and scientific advisory board.
●	Contracted with necessary vendors and consultants.
●	Optimized a novel cartridge design and prototype for our drug product.
●	Progressed in the prosecution of patent and trademark applications in the United States and other selected jurisdictions,
●	Engaged component and raw material suppliers.
●	Engaged contract drug manufacturing organizations,
●	Completed initial testing of our novel manufacturing capabilities.
●	Raised a total of approximately $2 million via equity capital raises throughout 2021.
●	Received a favorable U.S. Food and Drug Administration (“FDA”) response to our request for designation as a drug, on November 3, 2020.
●	Prepared and submitted a pre investigational new drug application (“PIND”) briefing package to FDA on July 27, 2021.
●	Completed our PIND meeting on November 17, 2021 and received FDA guidance for our development program.
●	Completed market size research in the United States and other selected jurisdictions.
●	Completed initial market preference research in the United States and other selected jurisdictions.
●	April 2022, the Company launched our Regulation A offering.
●	April 19, 2022, the Company was awarded patent number: US 11,305,064
●	January, 17, 2023, the Company was awarded U. S. Patent No. 11,554,218

Principal Products

Our principal products are buffered injectable local anesthetics that we are developing in response to a need in the dental and medical professions for an improved injectable local anesthetic that is faster-acting, more reliable, and less painful upon injection.

Currently available local anesthetic drugs contain acid as a preservative. Although the acid is necessary for adequate shelf life, it also makes the injection more painful, slower acting, and less reliable. Neutralizing the acid (“Buffering”) reduces the pain, hastens the onset, and provides anesthesia more reliably, but current Buffering methods require manual mixing of the drugs by clinicians, which adds time, expense, and the risk of dosage errors. For this reason, Buffering has not been widely adopted, particularly in dentistry, and we believe a more efficient and economical solution has long been sought by the healthcare community.

BPI owns patent protected technology that enables delivery of a buffered drug from a standard dental cartridge or medical vial. We are currently focused on our initial product, Libracaine Dental, which is being developed as a new pH-balanced anesthetic, supplied in a standard 1.7 ml dental cartridge that will require no change in protocol and no new equipment.

Libracaine Dental is currently in development and the Company is pursuing a new drug application (“NDA”) under Section 505(b)(2) of the Federal Food, Drug, and Cosmetic Act (the “FDCA”). We expect to submit our NDA application to the FDA in 2024, and, if we receive the requisite approval, launch our dental product in 2025. For more details on the process, see “Regulation” below.

1

As of the date of this semi-annual report, we have engaged in discussions with manufacturers to produce components, raw materials, automated machinery, and initial commercial batches of Libracaine. When timing permits, we intend to contract with pharmaceutical manufacturing facilities to produce Libracaine Dental at increasing scale and will consider acquisition of manufacturing lines or facilities if and when that becomes feasible.

Further, as of the date of this annual report, the Company has not commenced planned principal operations nor generated revenue. The Company’s activities since inception have consisted of formation activities, research and development, and capital raising efforts. Planned principal operations include manufacturing, marketing, and wholesale sales of Libracaine.

Principal Market & Method of Distribution

During 2019 we estimate that dental service providers purchased approximately 1.9 billion anesthetic cartridges per year worldwide, including 744 million in our targeted markets, which include North America, Europe, Japan, and South Korea.

We intend to sell Libracaine Dental wholesale to existing dental product distributors in North America, Europe, and Asia who currently sell dental anesthetic drug products to dental service providers. Current dental product distributors in North America, Europe, and Asia who currently sell dental anesthetic drug products include, but are not limited to:

●	Henry Schein,
●	Patterson Dental Company,
●	Benco,
●	Darby, and
●	Atlanta Dental Supply Company.

Dental product distributors re-sell products to dental service providers (mainly dentists), who are the end-users of the product. Our intention is that Libracaine Dental will be delivered to wholesalers (dental supply distributors) via logistical methods that are typical of pharmaceutical products, and particularly typical of dental local anesthetic products. We believe our product will be delivered to end-users (mainly dentists) by the distributors using routine logistical methods.

Current Market & Competition

We believe the global market for injectable local dental anesthetics is dominated by the current generic, acidic (un-buffered) anesthetics lidocaine and articaine. We estimate that lidocaine and articaine account for approximately 90% of cartridges sold. Local anesthetic represents less than 0.5% of the total cost of the typical dental procedure.

Competitors who sell un-buffered injectable local anesthetic for routine dental procedures include:

●	Dentsply,
●	Septodont,
●	Inibsa,
●	Pierrel, and
●	3M.

Several large filling companies manufacture most of these cartridges, the largest of which is Septodont (France, Italy) which we believe fills about 600 million cartridges per year.  Other large filling companies include Inibsa (private, Spain) and Pierrel (public, Italy). We estimate that the current average retail price of generic un-buffered anesthetic cartridges in our target markets is $1.00.

Significant disadvantages to the un-buffered anesthetics include the longer waiting time and injection pain caused by the acid in the drug.

We are aware of two companies that currently offer products specifically intended to make Buffering more convenient for clinicians. These products are known as “physician-compounding” systems. We believe Libracaine Dental is a better product because Libracaine Dental will not require manual mixing of two components, which takes time, requires new equipment and protocols, and creates the possibility of incorrect drug mixing and resultant anesthetic failure, patient discomfort, or breach of sterility.

We are not aware of any companies that offer or plan to offer a pre-mixed, FDA approved, buffered local anesthetic for dentistry or medicine.

Pre-market surveys conducted by third party research firms suggest significant interest from dentists and patients in Libracaine Dental due to its ability to: (i) reduce pain when receiving an anesthesia, (ii) hasten the onset of the anesthesia, and (iii) provide anesthesia more reliably. We project that our dental product will add less than one percent to the cost of the procedure.

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Regulation

Our products are injectable drugs, which are highly regulated in the United States and in our targeted foreign markets. Libracaine Dental is pursuing a new drug application under Section 505(b)(2) of the FDCA. The 505(b)(2) pathway with the FDA enables investigators and/or manufacturers to apply for an NDA without having to repeat the drug development work done for an innovator drug. 505(b)(2) submissions can be advantageous because they often lead to a faster route to approval when compared to traditional development pathways.

The 505(b)(2) pathway with the FDA enables investigators and/or manufacturers to apply for an NDA without having to repeat the drug development work done for an innovator drug. 505(b)(2) submissions can be advantageous because they often lead to a faster route to approval when compared to traditional development pathways.

In a Pre-Investigative New Drug Application (“PIND”) meeting held on November 17, 2021, FDA agreed that Balanced Pharma should pursue an abbreviated regulatory pathway known as 505(b)(2).

Because Libracaine Dental has only minor ingredient changes to an existing drug, we expect that the regulatory approval process will be significantly shorter and less expensive than for typical drug products

In addition, we believe that Libracaine Dental is eligible for this abbreviated regulatory process from the FDA or its counterparts in most of the other countries that we plan to do business.

The Libracaine Dental product was designated a drug, and not a combination product, by the Office of Combination Products within the FDA on November 3, 2020. However, Libracaine Dental may be considered a device or a combination product in other countries or jurisdictions, including but not limited to, North America, Europe, Japan, and South Korea.

We currently do not plan to seek FDA or other regulatory approval for marketing and label claims for our products beyond the claims for Xylocaine 2% with Epinephrine 1:100,000 Dental. Nonetheless, we recognize that additional marketing claims, if we were able to prove them, might allow us to generate higher revenue, and for that reason, we may in the future decide to conduct clinical trials to demonstrate those claims. This would require a significant investment of financial and organizational resources and incur significant risks including the risk of results that suggest less efficacy, less safety, or no evidence of greater efficacy, any of which could have a material adverse effect upon product sales, revenue, and profitability.

Sales and Marketing Strategy

Based upon market research conducted in 2021 by a third party hired by the Company, we believe that there is a market for a convenient, economical, buffered version of lidocaine for dental procedures in both the United States and in our targeted foreign markets.

Our intent is to initially introduce Libracaine Dental in the United States, using marketing and sales strategy and tactics that are standard for dental products, followed by adjustments to optimize the strategies and tactics after acquisition of post-launch sales data.

Outside of the U.S., we intend that our commercialization models will be different in each jurisdiction. We generally plan to commercialize in EU and UK either concurrently or as soon as possible after commercialization in the United States but have not developed any detailed strategies or tactics as of the date of this Offering Circular.

Our current average wholesale price target is approximately $3.00 per cartridge of Libracaine, but we have not developed extensive or sufficient pricing data to make any conclusion about the ideal price at this time. We intend to launch our dental product in 2025.

Other Potential Products

Libracaine Medical

●	Offered as a sodium bicarbonate buffered version of Lidocaine 1% with Epinephrine 1:100,000, presented in a 25 ml drug vial.

●	For use in certain medical specialties, including dermatology, plastic surgery, emergency medicine, interventional radiology, and podiatry.

●	As of December 31, 2022, very little product development work has been done with this product, but we may consider development in the future.

Libracaine Dental - Articaine

●	We may consider adding Articaine 4% with Epinephrine 1:100,000 for dentistry.

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Other

In the future, we may explore other, currently unknown, uses for our multi-chamber cartridge and vial technology, including reconstitution or mixing of other drugs that are not local anesthetics.

Intellectual Property

BPI owns the following granted patents and pending patent applications:

●	U.S. Patent No. 11,305,064 (issue date April 19th, 2022)
●	Expiration and LOE: 04 October 2038
●	U.S. Patent No. 11,554,218 (issue date January 17th, 2023)
●	Expiration and LOE: 02 January 2038
●	U.S. Application No. 15/860,141
●	U.S. Application No. 17/682,846
●	U.S. Application No. 63/486,085 (provisional)
●	Expiration and LOE: Q1 2044
●	U.S. Application No. 16/655,362
●	U.S. Application No. 63/233,879
●	International PCT Application No. PCT/IB2018/052598
●	Canadian Application No. 3,111,347 (Canadian National Phase of PCT/IB2018/052598)
●	European Application No. 18897951.2 (European Regional Phase of PCT/IB2018/052598)
●	Japanese Application No. 2020-556351 (Japanese National Phase of PCT/IB2018/052598)
●	Korean Application No. 10-2020-7021685 (Republic of Korea National Phase of PCT/IB2018/052598)

BPI also owns one trademark application, U.S. Application No. 88/198,808, pending for the LIBRACAINE mark

BPI is represented by Greg Carlin, Esq., a partner at the Atlanta, Georgia IP law firm of Meunier, Carlin, & Curfman

Employees

As of December 31, 2022, we have a total of 1 full-time employees and no part-time employees. Except for the CEO, independent contractors make up the entirety of our workforce.

Legal Proceedings

As of the date of this Offering Circular, we do not anticipate, nor have been a party to, any legal proceedings material to our business or financial condition.

Property

BPI does not currently own or lease any property.

Item 2.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of our operations together with our financial statements and related notes appearing at the end of this annual report. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements.

Overview

Balanced Pharma is a pharmaceutical development and manufacturing developing products enabled by dual-chambered drug container technology, with an initial focus on an improved injectable local anesthetic for use in dental procedures.

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As of December 31, 2022, the Company had not commenced planned principal manufacturing and sales operations, nor generated revenue. The Company’s activities since inception have consisted of formation activities, research and development, and capital raising efforts. Once the Company commences its planned principal operations, it will incur significant additional expenses related to manufacturing and product marketing and sales. The Company is dependent upon additional capital resources for the commencement of its planned principal operations and is subject to significant risks and uncertainties; including failing to secure funding to operationalize the Company’s planned operations or failing to profitably operate the business.

Years Ended December 31, 2022 and 2021

Results of Operations

The Company is pre-revenue. Total operating expenses consist of general and administrative, research and development and sales and marketing. For the fiscal year ended December 31, 2022 total operating expenses were $2,118,588 compared to $900,980 for the year ended December 31, 2021, an increase of $1,217,608. There was approximately a $858,000 increase in general and administrative costs, $72,000 increase in spending on research and development and an approximately $287,000 increase in sales and marketing related efforts. These increases were primarily related to Company efforts relating to the Regulation A offering.

As a result of the foregoing, the Company incurred a net loss of $2,116,708 for the period ended December 31, 2022, and a net loss of $900,980 for the period ended December 31, 2021.

Liquidity and Capital Resources

As of December 31, 2022, the Company’s cash on hand was $426,243. The Company’s operations have been financed to date by funds raised from equity financings.

The Company expects that the net proceeds of a maximum offering, together with the proceeds of funds raised from additional equity financings will satisfy the cash requirements for the next 12 months.  In order to continue as a going concern after that time, develop a reliable source of revenues, and achieve a profitable level of operations, the may need, among other things, additional capital resources. Management’s plans to continue as a going concern include raising additional capital through: (i) borrowings and (ii) equity financings, including additional Regulation D offerings.

No assurance can be given that any future financing will be available or, if available, that it will be on terms that are satisfactory to the Company. Even if the is able to obtain additional financing, it may contain undue restrictions on our operations, in the case of debt financing, or cause substantial dilution for our stockholders, in case of an equity financing.

Trend Information

BPI believes the following are the most important trends that should continue to shape the dental anesthetic market:

●	According to the CDC, only 64.9% of adults and 85.9% of children saw a dentist in 2019, the last year for which numbers are available.

●	According, to the US National Library of Medicine and National Institutes of Health 36% of the population experiences dental anxiety, and approximately 22% of people report avoiding going to the dentist because of fear.

We believe these underserved populations present an opportunity for BPI to help grow the dental market as it is BPI’s goal to make local anesthetic injections more comfortable and efficient for dentists, physicians, and their patients.

Going Concern

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has not generated revenues or profits since inception, has sustained net losses of $2,116,708 and $900,980 for the years ended December 31, 2022 and 2021, respectively, and has incurred negative cash flows from operations for the years ended December 31, 2022 and 2021. As of December 31, 2022, the Company had an accumulated deficit of $3,101,876.

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Item 3.

Directors, AND Executive Officers

The executive officers, directors and significant employees as of March 30, 2023 are as follows:

Name	Position	Age	Term of Office (if indefinite, give date appointed)	Approximate hours per week (if part- time)/full-time

Executive Officers:
J. Scott Keadle	Chief Executive Officer	57	Indefinite - Appointed September 2020	40
Jason Suggs	Chief Communications Officer	46	Indefinite - Appointed January 2022	10
Eric Sherb	Chief Financial Officer	36	Indefinite - Appointed February 2023	5
Jim Pellegrini	Chief Operations Officer	56	Indefinite - Appointed February 2023	8
Mark Sebree	Chief Development Officer	64	Indefinite – Appointed August 2022	10
Directors:
J. Scott Keadle	Director	57	Indefinite - Appointed September 2020
John Selig	Director	53	Indefinite - Appointed September 2020
Mark Sebree	Director	64	Indefinite – Appointed August 2022

Officers and Significant Employees

J. Scott Keadle, Chairman, Chief Executive Officer and Director

J. Scott Keadle is the founder, Chairman, and CEO of BPI and a business leader with more than 30 years of experience. As CEO of BPI, he led two successful fundraising rounds, prototype product development, and a successful FDA PIND regulatory meeting. Since 2016, Scott has served as CEO and as a practicing dentist at New Smile Carolina. He has also served as the CEO and as a practicing dentist at Salisbury Dental Care from 1990 until 2017. Scott has served as CEO of Keadle Professional Properties, a commercial real estate design, development, and construction company, since 1996, and is a former Iredell County Commissioner, where he shared oversight of a $150M annual budget and more than 900 employees. Scott holds a Doctor of Dental Surgery degree from the West Virginia University School of Dentistry.

Jason Suggs, Chief Communications Officer

Jason Suggs serves as Chief Communications Officer at BPI with over 20 years of experience leading successful communications, brand strategy, and technology initiatives. Since 2010, he has served as founder and CEO of Orange Reef Sustainable Business Results, providing consulting and solutions to diverse organizations, primarily in the financial, healthcare, and government spaces. He serves as Executive Director of Technology and Communications for AIF Global, an independent economic think tank focusing on institutional investment policy. He serves as Executive Director of Brand and Technology for the National Institute of Public Finance. In 2020, Jason was featured as a thought leader by the National Association of State Treasurers and is the recipient of the 2020 Technology and Brand Management Excellence Award by the AIF Institute, as well as the Innovation Award and Treasurer’s Challenge Coin by one of the leading state treasuries in the United States. Jason’s educational background includes studies in marketing, communications, and ROI methodology at Columbia Business School and Villanova University, along with a Bachelor of Science in Mathematics from the University of North Carolina at Charlotte.

John Selig, Director

John Selig serves as a member of the board of directors at BPI and has taken an active leadership role, bringing over 20 years of experience with life sciences start-ups. In June 2014, John co-founded and leads WaveEdge Capital, a life sciences and healthcare investment bank based in Silicon Valley, advising companies on M&A and financial strategy. From November 2011 to June 2014, he served as Managing Director at Woodside Capital Partners, a boutique investment bank, where he founded and co-led the Life Sciences & Healthcare Group.  He has advised both Fortune 100 and venture-backed life sciences and healthcare companies on transaction strategy and valuation at Strategic Decisions Group and Keelin Reeds Partners. John is an advisory board member at Launchpad Digital Health Fund and a frequent lecturer on valuation, transactional strategy, capital raising, and exit strategy at organizations including BIO, Genentech, and Stanford Medical School. He holds a Bachelor of Arts in English (magna cum laude) from Brown University and a J.D. from Stanford Law School.

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Mark Sebree, Director and Chief Development Officer

Mark Sebree serves as a director and Chief Development Officer at BPI, bringing over 35 years of broad experience establishing and implementing strategy in the pharmaceutical industry with a focus on early-stage and start-up companies.  Since 2015, he has served as President and CEO of Incite Pharmaceuticals and is currently a member of the Board of Directors at Aktiv Pharmaceutical Group.  Prior to that, he served as President and CEO of BD Rx, as well as in leadership capacities with multiple pharmaceutical companies, including Wyeth Pharmaceuticals and Abbott Laboratories.  Mark has a proven record of leading all functional areas of pharmaceutical operations from early-stage R&D to commercialization.  Key accomplishments include the revitalization of and divestiture of a leading generic injectable entity, management of the collaboration that resulted in the first $1.0 billion generic injectable drug, and the creation of a new “Ready-to-Administer” prefilled drug/device company.  He holds a Master of Business Administration from Lake Forest Graduate School of Management and a Bachelor of Science in Biochemistry and Biophysics from Texas A&M University.

Jim Pellegrini, Chief Operations Officer

Jim Pellegrini serves as Chief Operations Officer of the Company since February 2023. Bringing 25+ years of experience in pharma and medical device strategy, business development, engineering, and operations. Prior to joining Balanced Pharma, he served as Senior Director—Product Owner (transitional), AmerisourceBergen Inventory Optimization (AIO) at AmerisourceBergen from April 2019 to February 2020. Co-founder, President, and CEO of PharmaSense.io (acquired by AmerisourceBergen) from January 2016 to April 2019 and Senior Manager of BD Rx from December 2013 to January 2016. Pellegrini holds a Master of Business Administration from the Fuqua School of Business at Duke University, a Master of Science in Manufacturing Systems Engineering from Lehigh University, and a Bachelor of Science in Mechanical Engineering from Lehigh University.

Eric Sherb, Chief Financial Officer

Eric Sherb serves as Chief Financial Officer (CFO) of the Company since February 2023. Bringing 13 years of experience in accounting advisory, auditing and mergers and acquisitions. He is a founder of EMS Consulting Services since January 2109 until present and was a senior manager at CFGI from March 2015 to October 2018. He began his career at PricewaterhouseCoopers from July 2008 to January 2013 and has several years’ experience in mid-size audit and consulting firms with clients in a variety of industries.  He has extensive experience in financial reporting from pre-revenue startups to large public entities, including bookkeeping, consolidation, financial statement preparation and analysis, management and investor reporting, financial modeling and audit and IPO readiness. Eric has provided technical advisory on complex transactions, including debt/equity financings, business combinations, revenue recognition, lease arrangements, etc. Eric has helped clients establish and improve financial operations, including system implementation, compensation structures and the creation of accounting policies and processes. Eric holds a BBA in Accounting and Finance from Emory University.

Item 4.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table displays, as of December 31, 2022, the voting securities beneficially owned by (1) any individual director or officer who beneficially owns more than 10% of any class of our capital stock, (2) all executive officers and directors as a group and (3) any other holder who beneficially owns more than 10% of any class of our capital stock:

Title of class	Name and address of beneficial owner(1)	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of Class (1)
Common Stock	All Executive Officers & Directors as a Group	10,202,000 Shares of Common Stock	560,000 Options	46.12%

Common Stock	J. Scott Keadle 18204 Mainsail Pointe, Cornelius, NC 28031	9,682,000 Shares of Common Stock	None	41.96	%(2)
Common Stock	Ming Fu Keadle 18204 Mainsail Pointe, Cornelius, NC 28031	7,922,000 Shares of Common Stock	None	34.33	%(2)

(1)	This calculation is the amount the person owns now, plus the amount that person is entitled to acquire. That amount is then shown as a percentage of the outstanding amount of securities in that class if no other person exercised their rights to acquire those securities. The result is a calculation of the maximum amount that person could ever own based on their current and acquirable ownership, which is why the amounts in this column may not add up to 100% for each class.

(2)	J. Scott Keadle has a voting proxy for 7,922,000 shares of Common Stock held by Ming Fu Keadle, representing 34.33% of the voting power prior to the date of this Offering Circular, and 800,000 shares of Common Stock held by David Keadle, representing 3.47% of the voting power prior to the Offering. Mr. Keadle’s voting shares amount to a total of 79.76%.

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Item 5.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

None.

Item 6.

OTHER INFORMATION

None.

Item 7.

FINANCIAL STATEMENTS

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BALANCED PHARMA, INC.

FINANCIAL STATEMENTS AND INDEPENDENT AUDITOR’S REPORT

DECEMBER 31, 2022 AND 2021

To the Board of Directors of

Balanced Pharma Inc.

Cornelius, NC

INDEPENDENT AUDITOR’S REPORT

Opinion

We have audited the accompanying financial statements of Balanced Pharma Inc. (the “Company”) which comprise the balance sheets as of December 31, 2022 and 2021, and the related statements of operations, changes in stockholders’ equity, and cash flows for the years ended, and the related notes to the financial statements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 2 to the financial statements, the Company has not yet generated revenue or profits, sustained negative cash flows from operations and net losses of $2,116,708 and $900,980 for the years ended December 31, 2022 and 2021, respectively, and has an accumulated deficit of $3,101,876 as of December 31, 2022. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design,

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BALANCED PHARMA, INC.

BALANCE SHEETS

	December 31,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$426,243	$1,616,810
Subscription receivable	187,366	-
Other current assets	24,200	-
Total current assets	637,809	1,616,810
Intangible assets, net	77,168	79,536
Total assets	$714,977	$1,696,346

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$97,311	$3,442
Accrued expenses	-	146
Total liabilities	97,311	3,588

Commitments and contingencies

Stockholders' equity:
Common stock, $0.001 par value, 30,000,000 shares authorized, 20,762,398 and 20,610,000 shares issued and outstanding as of December 31, 2022 and 2021, respectively	20,762	20,610
Additional paid-in capital	3,698,780	2,657,316
Accumulated deficit	(3,101,876)	(985,168)
Total stockholders' equity	617,666	1,692,758
Total liabilities and stockholders' equity	$714,977	$1,696,346

See Independent Auditor's Report and accompanying notes, which are an integral part of these financial statements.

BALANCED PHARMA, INC.

STATEMENTS OF OPERATIONS

	Year Ended
	December 31,
	2022	2021
Revenue	$-	$-

Operating expenses:
General and administrative	1,258,650	400,403
Research and development	230,469	158,305
Sales and marketing	629,469	342,272
Total operating expenses	2,118,588	900,980

Loss from operations	(2,118,588)	(900,980)

Other income (expense):
Interest income	1,880	-
Total other income (expense), net	1,880	-

Provision for income taxes	-	-
Net loss	$(2,116,708)	$(900,980)

Weighted average common shares outstanding - basic and diluted	20,633,065	19,884,175
Net loss per common share - basic and diluted	$(0.10)	$(0.05)

See Independent Auditor's Report and accompanying notes, which are an integral part of these financial statements.

BALANCED PHARMA, INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

			Additional		Total
	Common Stock		Paid-in	Accumulated	Stockholders'
	Shares	Amount	Capital	Deficit	Equity
Balances at December 31, 2020	19,206,000	$19,206	$579,873	$(84,188)	$514,891
Issuance of common stock	904,000	904	1,503,096	-	1,504,000
Exercise of stock options	500,000	500	249,500	-	250,000
Stock-based compensation	-	-	324,847	-	324,847
Net loss	-	-	-	(900,980)	(900,980)
Balances at December 31, 2021	20,610,000	20,610	2,657,316	(985,168)	1,692,758
Issuance of common stock	97,398	97	389,495	-	389,592
Offering costs	-	-	(259,147)	-	(259,147)
Stock-based compensation	-	-	691,171	-	691,171
Issuance of shares for services	55,000	55	219,945	-	220,000
Net loss	-	-	-	(2,116,708)	(2,116,708)
Balances at December 31, 2022	20,762,398	$20,762	$3,698,780	$(3,101,876)	$617,666

See Independent Auditor's Report and accompanying notes, which are an integral part of these financial statements.

BALANCED PHARMA, INC.

STATEMENTS OF CASH FLOWS

	Year Ended
	December 31,
	2022	2021
Cash flows from operating activities:
Net loss	$(2,116,708)	$(900,980)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization	2,369	-
Stock-based compensation	691,171	324,847
Issuance of shares for services	220,000	-
Changes in operating assets and liabilities:
Other current assets	(24,200)	-
Accounts payable	93,869	(27,874)
Accrued expenses	(146)	146
Net cash used in operating activities	(1,133,646)	(603,861)
Cash flows from investing activities:
Purchase of intangible assets	-	(61,981)
Net cash used in investing activities	-	(61,981)
Cash flows from financing activities:
Proceeds from issuance of common stock	389,592	1,504,000
Proceeds from exercise of stock options	-	250,000
Subscription receivable	(187,366)	75,125
Offering costs	(259,147)	-
Net cash provided by (used in) financing activities	(56,921)	1,829,125
Net change in cash and cash equivalents	(1,190,567)	1,163,283
Cash and cash equivalents at beginning of year	1,616,810	453,527
Cash and cash equivalents at end of year	$426,243	$1,616,810

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-
Cash paid for interest	$-	$-

See Independent Auditor's Report and accompanying notes, which are an integral part of these financial statements.

BALANCED PHARMA, INC.

NOTES TO FINANCIAL STATEMENTS

1.	NATURE OF OPERATIONS

Balanced Pharma Inc. (the “Company”) is a corporation formed on September 1, 2020 under the laws of Delaware. The Company is a pharmaceutical development and manufacturing company attempting to make anesthesia more comfortable for dental patients all over the world. The Company is headquartered in Charlotte, North Carolina.

The Company’s initial product, Libracaine, is a pH-balanced local anesthetic for use in dental procedures. Libracaine is in development and the Company is pursuing a 505(b)(2) New Drug Application (“NDA”), which is a streamlined process in which the applicant relies upon one or more investigations conducted by someone other than the applicant. The 505(b)(2) pathway enables investigators and/or manufacturers to apply for approval without having to repeat all the drug development work done for an innovator drug. 505(b)(2) submissions can be advantageous because they often lead to a faster route to approval when compared to traditional development pathways.

As of December 31, 2022, the Company has not commenced planned principal operations nor generated revenue. The Company’s activities since inception have consisted of formation activities, research and development, and capital raising efforts. Once the Company commences its planned principal operations, it will incur significant additional expenses. The Company is dependent upon additional capital resources for the commencement of its planned principal operations and is subject to significant risks and uncertainties; including failing to secure funding to operationalize the Company’s planned operations or failing to profitably operate the business.

2.	GOING CONCERN

The Company has evaluated whether there are certain conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has not generated revenues or profits since inception, has sustained net losses of $2,116,708 and $900,980 for the years ended December 31, 2022 and 2021, respectively, and has incurred negative cash flows from operations for the years ended December 31, 2022 and 2021. As of December 31, 2022, the Company had an accumulated deficit of $3,101,876. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern for the next twelve months is dependent upon its ability to generate sufficient cash flows from operations to meet its obligations, which it has not been able to accomplish to date, and/or to obtain additional capital financing. No assurance can be given that the Company will be successful in these efforts. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities.

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America ("GAAP"). The Company’s fiscal year is December 31.

Stock Split

On January 26, 2022, the Company effectuated a a 2,000-for-1 forward stock split of its issued and outstanding common shares. Accordingly, all share and per share amounts for all periods presented in the accompanying financial statements and notes thereto have been adjusted retroactively, where applicable, to reflect this stock split.

BALANCED PHARMA, INC.

NOTES TO FINANCIAL STATEMENTS

Use of Estimates

The preparation of the Company’s financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions reflected in these financial statements include, but are not limited to, the valuations of common stock and stock options. The Company bases its estimates on historical experience, known trends and other market-specific or other relevant factors that it believes to be reasonable under the circumstances. On an ongoing basis, management evaluates its estimates when there are changes in circumstances, facts and experience. Changes in estimates are recorded in the period in which they become known. Actual results could differ from those estimates.

Significant Risks and Uncertainties

The Company is subject to customary risks and uncertainties, including but not limited to, the need for protection of proprietary technology of its product, dependence on key personnel, cost of services provided by third parties and the need to obtain additional funds through the sale of its common stock. The Company has not generated revenues and has not been granted a license or been approved by the Food and Drug Administration (“FDA”) to produce and sell its drug. There are no assurances that this approval will be given or obtained.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents. The Company generally maintains balances in various operating accounts at financial institutions that management believes to be of high credit quality, in amounts that may exceed federally insured limits. At December 31, 2022 and 2021, all of the Company's cash and cash equivalents were held at one accredited financial institution. As of December 31, 2022 and 2021, the Company had $176,243 and $1,366,810, respectively, in excess of insured amounts, and therefore is subject to significant credit risk.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less at the date of purchase to be cash equivalents.

Fair Value Measurements

Certain assets and liabilities of the Company are carried at fair value under GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three levels of the fair value hierarchy, of which the first two are considered observable and the last is considered unobservable:

●	Level 1—Quoted prices in active markets for identical assets or liabilities.

●	Level 2—Observable inputs (other than Level 1 quoted prices), such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data.

●	Level 3—Unobservable inputs that are supported by little or no market activity that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies and similar techniques.

The carrying values of the Company’s assets and liabilities approximate their fair values.

Subscription Receivable

The Company records stock issuances at the effective date. If the subscription is not funded upon issuance, the Company records a subscription receivable as an asset on a balance sheet. When subscription receivables are not received prior to the issuance of financial statements at a reporting date in satisfaction of the requirements under FASB ASC 505-10-45-2, the subscription is reclassified as a contra account to stockholders’ equity on the balance sheet.

BALANCED PHARMA, INC.

NOTES TO FINANCIAL STATEMENTS

Intangible Assets

Intangible assets are amortized over the respective estimated lives, unless the lives are determined to be indefinite and reviewed for impairment whenever events or other changes in circumstances indicate that the carrying amount may not be recoverable. Impairment testing compares carrying values to fair values and, when appropriate, the carrying value of these assets is reduced to fair value. Impairment charges, if any, are recorded in the period in which the impairment is determined.

As of December 31, 2022 and 2021, $79,536 and $79,536, respectively, in patent costs were included as intangible assets on the balance sheets. Certain legal costs have been capitalized. Should a patent not be granted the costs would need to be written off thus increasing the accumulated losses to date. The US Patent #11305064 was awarded on April 19, 2022. The useful life of the patent is 20 years from the date of application. The Company began amortization of the patent over the remaining useful life of the underlying patent.

The following is a summary of intangible assets:

	December 31,
	2022	2021
Intangible assets - patents issued	$53,024	$-
Intangible assets - patents pending	26,512	79,536
Total	79,536	79,536
Less: accumulated amortization	(2,368)	-
Intangible assets, net	$77,168	$79,536

Amortization expense was $2,369 and $0 for the years ended December 31, 2022 and 2021, respectively.

Revenue Recognition

ASC Topic 606, “Revenue from Contracts with Customers” establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers.

Revenues are recognized when control of the promised goods or services are transferred to a customer, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. The Company applies the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its agreements: 1) identify the contract with a customer; 2) identify the performance obligations in the contract; 3) determine the transaction price; 4) allocate the transaction price to performance obligations in the contract; and 5) recognize revenue as the performance obligation is satisfied. To date, no revenue has been recognized.

Advertising Costs

Advertising costs are expended as incurred.

General and Administrative Expenses

General and administrative expenses consist primarily of payroll and payroll-related benefits and taxes, stock-based compensation, professional services, administrative expenditures, and information technology and amortization.

Research and Development Expenses

Costs related to development of the Company’s products are included in research and development expenses and are expensed as incurred.

BALANCED PHARMA, INC.

NOTES TO FINANCIAL STATEMENTS

Concentrations

The Company is dependent on third-party vendors to supply products for research and development activities. In particular, the Company relies and expects to continue to rely on a small number of vendors. The loss of one of these vendors may have a negative short-term impact on the Company’s operations; however, the Company believes there are acceptable substitute vendors that can be utilized longer-term.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with ASC 718, Compensation - Stock Compensation. The Company measures all stock-based awards granted to employees, directors and non-employee consultants based on the fair value on the date of the grant and recognizes compensation expense for those awards, net of estimated forfeitures, over the requisite service period, which is generally the vesting period of the respective award. For awards with service-based vesting conditions, the Company records the expense for using the straight-line method. For awards with performance-based vesting conditions, the Company records the expense if and when the Company concludes that it is probable that the performance condition will be achieved.

The Company classifies stock-based compensation expense in its statement of operations in the same manner in which the award recipient’s payroll costs are classified or in which the award recipient’s service payments are classified.

The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The Company historically has been a private company and lacks company-specific historical and implied volatility information for its stock. Therefore, it estimates its expected stock price volatility based on the historical volatility of publicly traded peer companies and expects to continue to do so until such time as it has adequate historical data regarding the volatility of its own traded stock price. The expected term of the Company’s stock options has been determined utilizing the “simplified” method for awards that qualify as “plain-vanilla” options. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. Expected dividend yield is based on the fact that the Company has never paid cash dividends on common stock and does not expect to pay any cash dividends in the foreseeable future. Determining the appropriate fair value of stock-based awards requires the input of subjective assumptions. The assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and management uses different assumptions, stock-based compensation expense could be materially different for future awards. The Company records an expense for stock issued for services as an expense based on the number of shares issued and fair value of the underlying stock issued to the recipient.

Income Taxes

The Company uses the liability method of accounting for income taxes as set forth in ASC 740, Income Taxes. Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse. A valuation allowance is recorded when it is unlikely that the deferred tax assets will not be realized. We assess our income tax positions and record tax benefits for all years subject to examination based upon our evaluation of the facts, circumstances and information available at the reporting date. In accordance with ASC 740-10, for those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, our policy will be to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the financial statements.

Net Loss per Share

Net earnings or loss per share is computed by dividing net income or loss by the weighted-average number of common shares outstanding during the period, excluding shares subject to redemption or forfeiture. The Company presents basic and diluted net earnings or loss per share. Diluted net earnings or loss per share reflect the actual weighted average of common shares issued and outstanding during the period, adjusted for potentially dilutive securities outstanding. Potentially dilutive securities are excluded from the computation of the diluted net loss per share if their inclusion would be anti-dilutive. As all potentially dilutive securities are anti-dilutive as of December 31, 2022 and 2021, diluted net loss per share is the same as basic net loss per share for each year. Potentially dilutive items outstanding include stock options (see note 5).

BALANCED PHARMA, INC.

NOTES TO FINANCIAL STATEMENTS

Leases

On January 1, 2022, the Company adopted ASC 842, Leases, as amended, which supersedes the lease accounting guidance under Topic 840, and generally requires lessees to recognize operating and finance lease liabilities and corresponding right-of-use (ROU) assets on the balance sheet and to provide enhanced disclosures surrounding the amount, timing and uncertainty of cash flows arising from lease arrangements. The Company adopted the new guidance using a modified retrospective method. Under this method, the Company elected to apply the new accounting standard only to the most recent period presented, recognizing the cumulative effect of the accounting change, if any, as an adjustment to the beginning balance of retained earnings. Accordingly, prior periods have not been recast to reflect the new accounting standard. The cumulative effect of applying the provisions of ASC 842 had no material impact on accumulated deficit.

The Company elected transitional practical expedients for existing leases which eliminated the requirements to reassess existing lease classification, initial direct costs, and whether contracts contain leases. Also, the Company elected to present the payments associated with short-term leases as an expense in statements of operations. Short-term leases are leases with a lease term of 12 months or less. The adoption of ASC 842 had no impact on the Company’s balance sheet as of December 31, 2022.

Recently Adopted Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842). This ASU requires a lessee to recognize a right-of-use asset and a lease liability under most operating leases in its balance sheet. The ASU is effective for annual and interim periods beginning after December 15, 2021. Early adoption is permitted. The Company adopted this ASU on January 1, 2022 and it did not have any effect on its financial statements.

In June 2018, the FASB issued ASU No. 2018-07, Compensation - Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting (“ASU 2018-07”). ASU 2018-07 eliminates the separate accounting model for nonemployee share-based payment awards and generally requires companies to account for share-based payment transactions with nonemployees in the same way as share-based payment transactions with employees. The accounting remains different for attribution, which represents how the equity-based payment cost is recognized over the vesting period, and a contractual term election for valuing nonemployee equity share options. ASU 2018-07 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2018, with early adoption permitted. The Company adopted ASU 2018-07 upon inception and does not believe the adoption had a material impact on the financial statements.

In January 2017, the FASB issued ASU 2017-04, Intangibles - Goodwill and Other (Topic 350), simplifying Accounting for Goodwill Impairment (“ASU 2017-04”). ASU 2017-04 removes the requirement to perform a hypothetical purchase price allocation to measure goodwill impairment. A goodwill impairment will now be the amount by which a reporting unit’s carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. The amendments in this update are effective for public entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020. For all other entities, the amendment is effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Company is currently evaluating the impact the adoption of ASU 2017-04 will have on the Company’s financial statements.

Management does not believe that any other recently issued accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

4.	STOCKHOLDERS’ EQUITY

As of December 31, 2021, the Company's certificate of incorporation, as amended and restated, authorized the Company to issue 12,000 shares of common stock, par value $0.001 per share. In January 2022, the Board of Directors approved an increase in the number of authorized shares to 30,000,000 shares of common stock.

Throughout 2021, the Company issued 904,000 shares of common stock to investors for aggregate proceeds of $1,504,000.

In August 2021, an option holder exercised options for 500,000 shares of common stock for proceeds of $250,000.

BALANCED PHARMA, INC.

NOTES TO FINANCIAL STATEMENTS

In 2022, the Company initiated a Regulation A+ and Regulation 506c offering for the issuance of common stock at $4.00 per share. Through December 31, 2022, the Company sold 97,398 shares of common stock for gross proceeds of $389,592. There were $259,147 in net fees related to the fundraise. Of the gross proceeds, there was $187,366 placed in escrow as of December 31, 2022.

During the year ended December 31, 2022, the Company issued 55,000 shares for a fair value of $220,000 for marketing services performed. The amount was included in in sales and marketing expenses in the statements of operations.

Each share of common stock entitles the holder to one vote on all matters submitted to the stockholders for a vote. Common stockholders are entitled to receive dividends, as may be declared by the board of directors. Through December 31, 2022 and 2021, no cash dividends have been declared or paid.

As of December 31, 2022 and 2021, the Company had 20,762,398 and 20,610,000 shares of common stock issued and outstanding, respectively, after the effect of the January 2022 stock split.

5.	STOCK-BASED COMPENSATION

Balanced Pharma, Inc. 2020 Stock Plan

The Company has adopted the Balanced Pharma, Inc. 2020 Stock Option Plan (“2020 Plan”), as amended and restated, which provides for the grant of shares of stock options and stock appreciation rights (“SARs”) and restricted common shares to employees, non-employee directors, and non-employee consultants. The number of shares authorized by the 2020 Plan was 1,596,000 shares as of December 31, 2021. In connection with the stock split in January 2022, the Board increased the number of shares reserved for issuance to 2,963,684 shares. The number of shares authorized by the 2020 Plan is 2,963,684 shares as of December 31, 2022. There was 535,999 shares available for grant under the 2020 Plan as of December 31, 2022.

The option exercise price generally may not be less than the underlying stock’s fair market value at the date of the grant and generally have a term of ten years. The amounts granted each calendar year to an employee or non-employee is limited depending on the type of award. Stock options comprise all of the awards granted since the 2020 Plan’s inception. Stock options granted under the 2020 Plan typically vest over periods of immediate to two years, and one grant with milestone based vesting four-year period on a monthly basis.

A summary of information related to stock options for the year ended December 31, 2022 and 2021 is as follows:

	Options	Weighted Average Exercise Price	Intrinsic Value
Outstanding as of December 31, 2020	1,596,000	$0.50	$308,951
Granted	-	-
Exercised	(500,000)	0.50
Forfeited	(26,000)	0.50
Outstanding as of December 31, 2021	1,070,000	0.50	$207,129
Granted	357,685	2.99
Exercised	-	-
Forfeited	-	-
Outstanding as of December 31, 2022	1,427,685	$1.12	$4,105,000

Exercisable as of December 31, 2021	250,000	$0.50
Exercisable as of December 31, 2022	406,057	$1.19

BALANCED PHARMA, INC.

NOTES TO FINANCIAL STATEMENTS

	December 31,
	2022	2021
Weighted average grant-date fair value of options granted during year	$2.05	n/a
Weighted average duration (years) to expiration of outstanding options at year-end	8.23	8.86

The following table presents, on a weighted average basis, the assumptions used in the Black-Scholes option-pricing model to determine the grant-date fair value of stock options granted:

	Year Ended
	December 31,
	2022	2021
Risk-free interest rate	1.74% - 3.89%	n/a
Expected term (in years)	6 - 7 years	n/a
Expected volatility	75%	n/a
Expected dividend yield	0%	n/a

The total grant-date fair value of the options granted in 2022 was $732,832. Stock-based compensation expense for stock options of $691,171 and $324,847 was recognized under FASB ASC 718 for the years ended December 31, 2022 and 2021, respectively, and included in general and administrative expenses in the statements of operations.

As of December 31, 2022, total unrecognized compensation cost related to non-vested time and performance stock option awards amounted to $501,063 and $0, respectively, which is expected to vest over 1.9 years.

6.	INCOME TAXES

Deferred taxes are recognized for temporary differences between the basis of assets and liabilities for financial statements and income tax purposes. The differences relate primarily to research and development, other GAAP to tax differences, and net operating loss carryforwards. As of December 31, 2022 and 2021, the Company had net deferred tax assets before valuation allowance of $720,001 and $211,952, respectively. The following table presents the deferred tax assets and liabilities by source:

	December 31,
	2022	2021
Deferred tax assets:
Net operating loss carryforwards	$453,563	$133,849
Cash to accrual differences	23,168	(6,371)
Stock-based compensation	243,270	84,474
Valuation allowance	(720,001)	(211,952)
Net deferred tax assets	$-	$-

The Company recognizes deferred tax assets to the extent that it believes that these assets are more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. The Company assessed the need for a valuation allowance against its net deferred tax assets and determined a full valuation allowance is required due to taxable losses for the years ended 2022 and 2021, cumulative losses through December 31, 2022, and no history of generating taxable income. Therefore, valuation allowances of $720,001 and $211,952 were recorded as of December 31, 2022 and 2021, respectively. Valuation allowance increased by $508,049 and $192,610 during the years ended December 31, 2022 and 2021, respectively. Deferred tax assets were calculated using the Company’s combined effective tax rate, which it estimated to be 23.0%. The effective rate is reduced to 0% for 2022 and 2021 due to the full valuation allowance on its net deferred tax assets.

BALANCED PHARMA, INC.

NOTES TO FINANCIAL STATEMENTS

The Company’s ability to utilize net operating loss carryforwards will depend on its ability to generate adequate future taxable income. At December 31, 2022 and 2021, the Company had net operating loss carryforwards available to offset future taxable income in the amounts of $1,974,159 and $582,587, respectively.

The Company has evaluated its income tax positions and has determined that it does not have any uncertain tax positions. The Company will recognize interest and penalties related to any uncertain tax positions through its income tax expense.

The Company may in the future become subject to federal, state and local income taxation though it has not been since its inception, other than minimum state tax. The Company is not presently subject to any income tax audit in any taxing jurisdiction, though its 2020-2022 tax years remain open to examination.

7.	COMMITMENTS AND CONTINGENCIES

The Company may be subject to pending legal proceedings and regulatory actions in the ordinary course of business. The results of such proceedings cannot be predicted with certainty, but the Company does not anticipate that the final outcome, if any, arising out of any such matters will have a material adverse effect on its business, financial condition or results of operations.

8.	SUBSEQUENT EVENTS

Subsequent to December 31, 2022, the subscription receivable of $187,366 was received by the Company.

Subsequent to December 31, 2022, the Company continued with the Regulation A raise and sold an additional 32,245 shares of common stock for gross proceeds of $128,980.

Management has evaluated subsequent events through April 21, 2023, the date the financial statements were available to be issued. Based on this evaluation, no additional material events were identified which require adjustment or disclosure in these financial statements.

Item 8.

INDEX TO EXHIBITS

The documents listed in the Exhibit Index of this report are incorporated by reference or are filed with this report, in each case as indicated below.

2.1	First Amended and Restated Certificate of Incorporation (1)
2.2	Bylaws (1)
4.1	Form of Subscription Agreement (1)
6.1	Shareholders Agreement, as amended (1)
6.2	2020 Stock Option Plan (1)

(1)	Filed as an exhibit to Balanced Pharma Inc Regulation A Offering Statement on Form 1-A (Commission File No. 024-11834)

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Balanced Pharma, Incorporated

By:	/s/ J. Scott Keadle
J. Scott Keadle, Chief Executive Officer
Date:	May 1, 2023

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

By:	/s/ J. Scott Keadle
J. Scott Keadle, Chief Executive Officer and Director
Date: May 1, 2023

By:	/s/ Eric Sherb
Eric Sherb, Chief Financial Officer and principal accounting officer
Date: May 1, 2023

By:	/s/ Mark Sebree
Mark Sebree, Director
Date: May 1, 2023

By:	/s/ John Selig
John Selig, Director
Date: May 1, 2023